Exhibit 20.1



Bankers Trust Company
One Bankers Trust Plaza, New York, New York 10006



                                           Mailing Address:
                                           P.O. Box 318, Church Street Station
                                           New York, New York 10008-0318



                    Guaranteed Export Trust - PDVSA 1996-A
                               Semiannual Report
                         For the Payable June 17, 1996



Pursuant to Section 4.1 of the Declaration of Trust dated as of April 29, 1996, between J.P. Morgan Structured Finance Corp., as Depositor and Bankers Trust Company, as Trustee, Bankers Trust Company is providing this semiannual report.

   1.    The amount of Principal paid to Certificateholders:   13,709,154.85

   2.    The amount of Interest paid to Certificateholders:     1,950,530.56
                                                               -------------
   3.    Total amount paid to Certificateholders(1+2):         15,659,685.41

   4.    The amount by which the Note Payment exceeds
         the total amount paid to Certificateholders(NP-#3):            0.00

   5. No delinquency in payment under the Notes, the Eximbank Guarantee, the PDVSA Guarantee, the Liquidity Agreement or the Eximbank Payment Certificate has occurred and is continuing.

   6.    The Trustee has not received any notice of an Event of Default.

To the best of my knowledge and belief, this Semiannual Report has been completed accurately and complies with the requirements of Section 4.1 of the Declaration of Trust.



                                  /s/ Steve M. Husbands
                                  _________________________
                                      Steve M. Husbands
                                      Assistant Secretary